Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our reports dated February 26, 2019 relating to the financial statements of AB FlexFee High Yield Portfolio and AB FlexFee International Bond Portfolio, two of the portfolios constituting AB Bond Fund, Inc., for the year ended December 31, 2018, which are incorporated by reference in this Post-Effective Amendment No. 189 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

April 30, 2019